   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 1999.



                                                      REGISTRATION NO. 333-92545

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                                SELECTICA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           -------------------------

           DELAWARE                           7372                          77-0432030
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                 2890 ZANKER ROAD, SUITE 101, SAN JOSE CA 95134
                                 (408) 570-9700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  RAJEN JASWA
               CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                                SELECTICA, INC.
                 2890 ZANKER ROAD, SUITE 101, SAN JOSE CA 95134
                                 (408) 570-9700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:

        ROBERT V. GUNDERSON, JR., ESQ.                       MARK A. BERTELSEN, ESQ.
             BENNETT L. YEE, ESQ.                             JOSE F. MACIAS, ESQ.
               ANDREW BAW, ESQ.                                 BETSEY SUE, ESQ.
            THEODORE G. WANG, ESQ.                             JON C. AVINA, ESQ.
            PARKER E. HOBSON, ESQ.                           BROOKE D. COLEMAN, ESQ.
           GUNDERSON DETTMER STOUGH                     WILSON SONSINI GOODRICH & ROSATI
     VILLENEUVE FRANKLIN & HACHIGIAN, LLP                   PROFESSIONAL CORPORATION
            155 CONSTITUTION DRIVE                             650 PAGE MILL ROAD
         MENLO PARK, CALIFORNIA 94025                      PALO ALTO, CALIFORNIA 94304
                (650) 321-2400                                   (650) 493-9300

                           -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Amendment No. 1 to the Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration fee........................................  $19,800
NASD fee....................................................    8,000
Nasdaq National Market listing fee..........................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue sky fees and expenses..................................
Custodian and transfer agent fees...........................
Miscellaneous fees and expenses.............................
                                                              -------
          Total.............................................  $
                                                              =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit indemnification under limited circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VI, Section 6.1 of our bylaws provides for mandatory indemnification of our directors, officers and employees to the maximum extent permitted by the Delaware General Corporation Law. Our Certificate of Incorporation provides that, under Delaware law, our officers and directors shall not be liable for monetary damages for breach of the officers' or directors' fiduciary duty as officers or directors to our stockholders and us. This provision in the Certificate of Incorporation does not eliminate the officers' or directors' fiduciary duty, and in appropriate circumstances, equitable remedies like injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each officer or director will continue to be subject to liability for breach of the officer's or director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect an officer's or director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our officers and directors, a form of which is attached as Exhibit 10.1 and incorporated by reference. The indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 7 of the underwriting agreement contained in Exhibit 1.1 to this prospectus, indemnifying officers and directors of ours against limited liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since June 1996, we have issued and sold the following securities:

           1. We granted direct issuances or stock options to purchase 5,770,035 shares of our common stock at exercise prices ranging from $0.10 to $4.38 per share to employees, consultants, directors and other service providers under our 1996 Stock Plan.

           2. We issued and sold an aggregate of 3,180,019 shares of our common stock to employees, consultants, and other service providers for aggregate consideration of approximately $2,332,406 under direct issuances or exercises of options granted under our 1996 Stock Plan.

           3. In July 1996, we issued and sold 1,500,000 shares of our Series A Preferred Stock for an aggregate purchase price of approximately $137,501 to Rajen Jaswa under a stock purchase agreement.

           4. In July 1996, we issued an aggregate of 2,700,000 shares of our common stock to Dr. Sanjay Mittal in exchange for 3,250,000 shares of Catalogics and past services.

           5. In October 1996, we issued 200,000 shares of our Series A Preferred Stock and 89,900 shares of our common stock to Vasudev Bhandarkar in exchange for the fixed assets of Alma Enterprises.

           6. In January 1997, we issued and sold 3,750,000 shares of our Series B Preferred Stock for an aggregate purchase price of approximately $1,001,330 to a group of investors under a stock purchase agreement.

           7. From July 24, 1997 through October 1, 1997, we issued and sold 3,253,126 shares of our Series C Preferred Stock for an aggregate purchase price of approximately $2,999,382 to a group of investors under a stock purchase agreement.

           8. On April 17, 1998 we issued a warrant to purchase 32,609 shares of our Series C Preferred Stock with an exercise price of $0.92 per share to Imperial Bank. The warrant was subsequently amended on July 1, 1998 to be exercisable for 20,408 shares of our Series D Preferred Stock with an exercise price of $1.47 per share.

           9. From June 17, 1998 through July 27, 1998 we issued and sold 4,863,935 shares of our Series D Preferred Stock for an aggregate purchase price of approximately $7,149,984 to a group of investors under a stock purchase agreement.

          10. On February 11, 1999, we issued a warrant to purchase 187,129 shares of our Series E Preferred Stock with an exercise price of up to $4.38 per share to Deutsche Bank Securities. Upon consummation of the initial public offering, we will terminate the warrant unless it is previously exercised in accordance with its terms.

          11. On May 14, 1999, we issued warrants to purchase 15,000 shares of our Series E Preferred Stock with an exercise price of $4.38 per share to a group of investors under a note and warrant purchase agreement. On November 15, 1999, two holders exercised their respective warrants to purchase an aggregate of 5,250 shares of Series E Preferred Stock. Upon consummation of the initial public offering, we will terminate the remaining warrants unless they are previously exercised in accordance with their terms.

          12. From June 16, 1999 through October 12, 1999 we issued and sold 6,141, 646 shares of our Series E Preferred Stock for an aggregate purchase price of approximately $26,912,693 to a group of investors under a stock purchase agreement.

     The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  1.1*   Form of Underwriting Agreement.
  3.1*   Amended and Restated Certificate of Incorporation of the
         Registrant.
  3.2*   Form of Second Amended and Restated Certificate of
         Incorporation to be filed immediately following the closing of the offering made under this Registration Statement.
  3.3*   Bylaws of the Registrant.
  4.1*   Reference is made to Exhibits 3.1, 3.2 and 3.3.
  4.2*   Form of Registrant's Common Stock certificate.
  4.3**  Amended and Restated Investor Rights Agreement dated June
         16, 1999.
  4.4**  Warrant to Purchase Stock between the Registrant and
         Imperial Bank, dated April 17, 1998; First Amendment to
         Warrant between the Registrant and Imperial Bank, dated July
         1, 1998.
  5.1*   Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
         Hachigian, LLP.
 10.1*   Form of Indemnification Agreement.
 10.2**  1996 Stock Plan.
 10.3**  1999 Employee Stock Purchase Plan.
 10.4**  1999 Equity Incentive Plan.
 10.5**  Lease between Spieker Properties L.P. and the Registrant, dated December 8, 1997.
 10.6**  Lease between John Arrilliga Survivors Trust and the Richard
         T. Perry Separate Property Trust as Landlord and the
         Registrant as Tenant, dated October 1, 1999.
 10.7+   Major Account License Agreement between the Registrant and
         Fujitsu Network Communications, dated November 4, 1998.
 10.8+   Agreement for Web Site Design and Development Service
         between the Registrant and BMW of North America, dated July
         15, 1998.
 10.9+   Major Account License Agreement between the Registrant and the Fireman's Fund Insurance Company, dated June 24, 1999.
 10.10+  Major Account License Agreement between the Registrant and
         LoanMarket Resources, dated June 30, 1999.
 10.11+  Major Account License Agreement between the Registrant and
         Aspect Telecommunications, dated May 17, 1999.
 10.12+  A Consulting Engagement Proposal from the Registrant to
         3Com, dated July 29, 1999.
 10.13+  A Consulting Engagement Proposal from the Registrant to
         3Com, dated August 10, 1999.
10.14**  Employment Agreement between the Registrant and Rajen Jaswa dated as of July 1, 1997.
10.15**  Employment Agreement between the Registrant and Dr. Sanjay
         Mittal dated as of July 1, 1997.
10.16**  Offer letter from the Registrant to Stephen Bennion dated as of September 16, 1999.
10.17**  Offer letter from the Registrant to Daniel A. Carmel dated as of July 23, 1999.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 23.1**  Consent of Ernst & Young LLP, independent auditors.
 23.2*   Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1**  Power of Attorney. Reference is made to page II-5.
 27.1**  Financial Data Schedule.


---------------
 * To be filed by amendment.

** Previously filed.

 + Confidential treatment requested.

ITEM 17. UNDERTAKINGS

     We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the Delaware General Corporation Law, the Certificate of Incorporation or our bylaws, the underwriting agreement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

     We undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

     (b) The following financial schedule is filed with this registration statement:

          Schedule II -- Valuation and Qualifying Accounts

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 14th day of December, 1999.



                                          SELECTICA, INC.



                                         By:        /s/ RAJEN JASWA

                                          --------------------------------------

                                                       Rajen Jaswa


                                          President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:



                 SIGNATURES                                  TITLE                      DATE
                 ----------                                  -----                      ----
                      *                        Chief Executive Officer and
---------------------------------------------  President (Principal Executive
                 Rajen Jaswa                   Officer) and Chairman of the
                                               Board

                      *                        Chief Technology Officer, Vice
---------------------------------------------  President Engineering, Director
                Sanjay Mittal

                      *                        Chief Financial Officer
---------------------------------------------  (Principal Financial and
               Stephen Bennion                 Accounting Officer)

                      *                        Director
---------------------------------------------
               Betsy S. Atkins

                      *                        Director
---------------------------------------------
           Robin Richards Donohoe

                      *                        Director
---------------------------------------------
                Michael Lyons

                      *                        Director
---------------------------------------------
             Thomas Neustaetter

                      *                        Director
---------------------------------------------
                 John Fisher

            *By: /s/ RAJEN JASWA                                                  December 14, 1999
---------------------------------------------
                   Rajen Jaswa
                 Attorney-in-Fact

          *By: /s/ STEPHEN BENNION                                                December 14, 1999
---------------------------------------------
                 Stephen Bennion
                 Attorney-in-Fact

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNT

                                SELECTICA, INC.

                               SEPTEMBER 30, 1999

                                                  BALANCE    ADDITIONS
                                                   AS OF     CHARGED TO                BALANCE AS
                                                 BEGINNING   COSTS AND                   OF END
                  DESCRIPTION                    OF PERIOD    EXPENSES    DEDUCTIONS   OF PERIOD
                  -----------                    ---------   ----------   ----------   ----------
Year ended March 31, 1997
  Deducted from asset accounts:
     Allowance for doubtful accounts...........  $     --     $     --       $ --       $     --
Year ended March 31, 1998
  Deducted from asset accounts:
     Allowance for doubtful accounts...........  $     --     $ 29,750       $ --       $ 29,750
Year ended March 31, 1999
  Deducted from asset accounts:
     Allowance for doubtful accounts...........  $ 29,750     $ 74,250       $ --       $104,000
Six months ended September 30, 1999
  Deducted from asset accounts:
     Allowance for doubtful accounts...........  $104,000     $150,000       $ --       $254,000

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  1.1*     Form of Underwriting Agreement.
  3.1*     Amended and Restated Certificate of Incorporation of the
           Registrant.
  3.2*     Form of Second Amended and Restated Certificate of
           Incorporation to be filed immediately following the closing of the offering made under this Registration Statement.
  3.3*     Bylaws of the Registrant.
  4.1*     Reference is made to Exhibits 3.1, 3.2 and 3.3.
  4.2*     Form of Registrant's Common Stock certificate.
  4.3**    Amended and Restated Investor Rights Agreement dated June
           16, 1999.
  4.4**    Warrant to Purchase Stock between the Registrant and
           Imperial Bank, dated April 17, 1998; First Amendment to
           Warrant between the Registrant and Imperial Bank, dated July
           1, 1998.
  5.1*     Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
           Hachigian, LLP.
 10.1*     Form of Indemnification Agreement.
 10.2**    1996 Stock Plan.
 10.3**    1999 Employee Stock Purchase Plan.
 10.4**    1999 Equity Incentive Plan.
 10.5**    Lease between Spieker Properties L.P. and the Registrant,
           dated December 8, 1997.
 10.6**    Lease between John Arrilliga Survivors Trust and the Richard
           T. Perry Separate Property Trust as Landlord and the
           Registrant as Tenant, dated October 1, 1999.
 10.7+     Major Account License Agreement between the Registrant and
           Fujitsu Network Communications, Inc., dated November 4,
           1998.
 10.8+     Agreement for Web Site Design and Development Service
           between the Registrant and BMW of North America, Inc., dated
           July 15, 1998.
 10.9+     Major Account License Agreement between the Registrant and the Fireman's Fund Insurance Company, dated June 24, 1999.
 10.10+    Major Account License Agreement between the Registrant and
           LoanMarket Resources, LLC., dated June 30, 1999.
 10.11+    Major Account License Agreement between the Registrant and
           Aspect Telecommunications, dated May 17, 1999.
 10.12+    A Consulting Engagement Proposal from the Registrant to
           3Com, dated July 29, 1999.
 10.13+    A Consulting Engagement Proposal from the Registrant to
           3Com, dated August 10, 1999.
10.14**    Employment Agreement between the Registrant and Rajen Jaswa dated as of July 1, 1997.
10.15**    Employment Agreement between the Registrant and Dr. Sanjay
           Mittal dated as of July 1, 1997.
10.16**    Offer letter from the Registrant to Stephen Bennion dated as of September 16, 1999.
10.17**    Offer letter from the Registrant to Daniel A. Carmel dated as of July 23, 1999.
 23.1**    Consent of Ernst & Young LLP, independent auditors.
 23.2*     Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1**    Power of Attorney. Reference is made to page II-5.
 27.1**    Financial Data Schedule.


---------------
 * To be filed by amendment.

** Previously filed.

 + Confidential treatment requested.